Release 3:00pm CDT	Approved By:	Scott Youngstrom, CFO (763)
951-8211
Enpath Medical, Inc.

	Contacts:	Investors
EVC Group (415) 896-6820
Doug Sherk
Jennifer Beugelmans

Media
EVC Group
Steve DiMattia (646) 277-8706
May 2, 2007
Exhibit 10.4
Enpath Medical Reports Record First Quarter Revenues
Company Earns $.05 Per Share
Conference Call Previously Scheduled for Today is Cancelled
MINNEAPOLIS—Enpath Medical, Inc. (Nasdaq: NPTH), a leading developer and manufacturer of proprietary products for blue-chip medical device companies operating worldwide, today reported first quarter results.
Revenue increased 7% to $10.1 million, the Company’s first quarter over $10 million, compared with $9.4 million for the same quarter in 2006. Introducer and lead product line revenue increases were partially offset by a reduction in catheter product line revenue.
Revenue from the introducer product line increased 16% to $6.6 million compared with $5.7 million in the first quarter last year. Revenue from the stimulation leads product line for the quarter increased to $3.1 million, up from the $2.3 million in the first quarter of 2006 due primarily to increased leads and contract manufacturing revenues when compared to the same period last year.
Revenue from the catheter product line decreased to $390,000 compared with $1.4 million in the first quarter last year. First quarter 2006 catheter line revenue was favorably influenced by two customers preparing to launch their catheter based products.
Gross margins for the quarter were 36% compared with 39% in the first quarter of 2006 due primarily to costs associated with the duplicate facilities and the expenses associated with moving to our new facility. Selling, general and administrative expenses totaled $2.1 million, or 21% of revenue, during the first quarter of 2007 as compared to $1.5 million, or 16% of revenue, recorded for the first quarter of 2006. Recognition of additional rental expense on the new facility, legal expenses associated with our patent infringement defense and moving-related expenses impacted the Company’s overall quarterly SG&A results when compared to the 2006 first quarter. Research and development expenditures for the quarter totaled $900,000, or 9% of revenues, compared with $1.2 million in the first quarter of 2006, or 13% of revenues.
Net income was $330,000 or $0.05 per fully diluted share in the first quarter of 2007 as compared to $650,000 or $0.11 per fully diluted share in the first quarter of 2006.
Definitive Merger Agreement Signed on Monday, April 30, 2007
Enpath Medical, Inc. announced on Monday, April 30, 2007, that it has entered into a definitive merger agreement under which Greatbatch, Inc. will acquire Enpath for $14.38 per share in cash, or approximately $102 million, including assumption of debt. Under the terms of the agreement,

Greatbatch, Inc. will commence a tender offer for all of Enpath’s outstanding shares no later than May 8, 2007. The proposed transaction is subject to customary closing conditions and regulatory approvals and the tender of a majority of Enpath’s outstanding shares, on a fully diluted basis. The transaction has been unanimously approved by the Boards of Directors of both companies and is expected to close in late June 2007.
Annual Shareholder Meeting Update
Enpath’s Annual Shareholder Meeting, scheduled for 3:45 PM on Thursday, May 3, will proceed as scheduled but will not include an executive report on the Company’s business.
Conference Call Previously Scheduled for Today has been Cancelled
About Enpath Medical
Enpath Medical, Inc., headquartered in Plymouth, Minnesota, is a leader in the design, development, manufacture and marketing of percutaneous delivery systems and stimulation leads technologies. Its proprietary products include venous vessel introducers, articulating and fixed curve delivery catheters, epicardial and endocardial stimulation leads, and other products for use in pacemaker, defibrillator, catheter and infusion port procedures as well as neuromodulation markets. Its products, which are primarily finished goods, are sold worldwide through partnering relationships with other medical device companies.
Safe Harbor
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, as well as in our quarterly reports on Form 10-Q and Current Reports on Form 8-K. Among the factors that could cause results to differ materially are the following: Enpath’s dependence upon a limited number of key customers for its revenue; Enpath’s ability to successfully protect its intellectual property against misappropriation or claims of infringement by third parties; the ability of Enpath’s customers to successfully develop and market therapies that utilize the Company’s advanced delivery systems; Enpath’s ability to effectively manufacture its products, specifically steerable catheters, in anticipated required quantities; Enpath’s ability to develop or acquire new products to increase its revenues; Enpath’s ability to attract and retain key personnel; introduction of competitive products; government regulatory matters; economic conditions; and Enpath’s ability to raise capital. In addition to those risks, there are risks and uncertainties associated with the tender offer that will made by Greatbatch, Inc. for Enpath’s common stock. Those risks include risks that the transaction will not be consummated on the terms or timeline first announced on Monday, April 30, 2007. Further information concerning those risks will be included in the Company’s filings with the Securities and Exchange Commission in response to the tender offer. All forward-looking statements of Enpath, whether written or oral, and whether made by or on behalf of Enpath, are expressly qualified by these cautionary statements. In addition, Enpath disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Enpath Medical, Inc.
Condensed Balance Sheets

	Unaudited
	03/31/07	12/31/06
Assets
Cash and cash equivalents	$904,457	$523,483
Inventory, receivables and prepaids	12,714,350	11,177,186
Other current assets	253,791	313,686
Property, plant and equipment, net	9,913,975	5,900,115
Goodwill	9,487,975	9,487,975
Intangible assets with finite lives and other	5,833,118	5,990,466

Total Assets	$39,107,666	$33,392,911

Liabilities & Shareholders’ Equity
Bank line of credit	$—	$—
Current liabilities	5,176,017	4,477,198
Long-term liabilities	4,823,708	727,058
Shareholders’ equity	29,107,941	28,188,655

Total Liabilities & Shareholders’ Equity	$39,107,666	$33,392,911

Enpath Medical, Inc.
Statements of Operations (Unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net sales	$10,104,517	$9,422,689
Cost of sales	6,509,684	5,709,670

Gross profit	3,594,833	3,713,019

Operating expenses:
Research and development	949,799	1,203,088
Selling, general and administrative	2,148,767	1,459,409

Total operating expenses	3,098,566	2,662,497

Operating income	496,267	1,050,522

Other income (expense):
Interest expense	(43,191)	(50,599)
Interest income	233	231
Other	(7,921)	3,798

Total other income (expense)	(50,879)	(46,570)

Income before income taxes	445,388	1,003,952
Income tax expense	115,356	351,383

Net income	$330,032	$652,569

Net income per common share:
Basic	$0.05	$0.11
Diluted	$0.05	$0.11

Weighted average common and common equivalent shares outstanding:
Basic	6,336,515	6,104,568
Diluted	6,444,378	6,209,405